Exhibit 10.1

STERLING FINANCIAL CORPORATION

CHANGE IN CONTROL PLAN

1. GENERAL POLICY.

In order to attract and retain the appropriate level of talent for its Participant positions, the Company will provide Change in Control Benefits to Participants in the event that they experience an Involuntary Separation from Service in accordance with the terms of this Plan.

2. DEFINITIONS. The following capitalized words and phrases that are used in this Plan shall have the meanings specified below:

2.1 “Base Salary” means, except as may otherwise be specified in a Participation Agreement, the salary of record for the Participant in United States dollars as annual salary excluding all other amounts received, including under incentive or other bonus plans, whether or not deferred.

2.2 “Benefit Payment” means the amount equal to the excess of the then-COBRA premium charged by the Company to terminated employees, as in effect at the Effective Date of Termination, over the premium for such benefits charged to active employees, applicable to the benefits for which Participant was enrolled at the Effective Date of Termination.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company or any Parent or Subsidiary; (ii) the Participant’s material failure to abide by the Company’s or any Parent’s or Subsidiary’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company’s or any Parent’s or Subsidiary’s (including, without limitation, the Participant’s improper use or disclosure of the Company’s or any Parent’s or Subsidiary’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or any Parent’s or Subsidiary’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or any Parent or Subsidiary, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company or any Parent or Subsidiary, as determined in good faith by the Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or any Parent or Subsidiary thereof. A Participant’s service shall be deemed to have been terminated for Cause if after the Participant’s service has terminated, facts or circumstances are discovered that would have justified a termination for Cause.

2.5 “Change in Control” means the consummation, as determined by the Board, of any of the following events: a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation.

A. A “change in ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of such corporation within the meaning of part (B) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

B. A “change in effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

C. A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

2.6 “Change in Control Benefits” means the benefits described in Article 4.

2.7 “Change in Control Benefits Period” means the number of months as defined in a Participation Agreement in which the Participant shall receive Change in Control Benefits.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Committee” means the Compensation and Governance Committee of the Board.

2.10 “Company” means Sterling Financial Corporation.

2.11 “Constructive Discharge” means a termination of a Participant’s employment following the existence, without a Participant’s consent, of one or more of the following conditions:

A. A material diminution in a Participant’s total direct compensation at target (meaning the sum of Participant’s Base Salary, Target Bonus Opportunity and grant date value of any long term awards), except that “Constructive Discharge” shall not include:

(1) an across-the-board reduction for all Participants at the Participant’s level; or

(2) a reduction in a Participant’s total direct compensation at target, by reason of the Participant being in a Company performance improvement or disciplinary plan;

B. A material diminution in a Participant’s authority, duties, or responsibilities, except that “Constructive Discharge” shall not include:

(1) a change in a Participant’s position to another position which is at the same, or higher, officer level, and for which the Participant is reasonably qualified by education, skills or experience; or

(2) a requirement that a Participant be based at a different office of the Company that is less than 50 miles from that to which the Participant was assigned prior to such required move.

2.12 “Disability” means a physical or mental impairment which prevents a Participant from performing the essential functions of the Participant’s position with the Company.

2.13 “Effective Date of Termination” means the date on which a Participant’s Termination of Employment occurs as specified in the Notice of Termination.

2.14 “Involuntary Separation from Service” means a Participant’s Termination of Employment with the Company for reasons other than Cause, death of the Participant, or Disability. A Constructive Discharge shall only be considered an Involuntary Separation from Service if such Constructive Discharge complies with the timing, notice and other requirements of Section 3.2B.

2.15 “Notice of Termination” means a written notice expressly stating the Company’s decision to terminate the Participant’s employment without Cause.

2.16 “Notice of Constructive Discharge” means a written notice stating all facts constituting a Constructive Discharge.

2.17 “Parent” means any entity which owns a controlling interest in the Company.

2.18 “Participant” means an employee of the Company who is part of a select group of management or highly compensated employees, who has been informed in writing that he or she is eligible for benefits under this Plan and who also enters into a Participation Agreement.

2.19 “Participation Agreement” means an agreement in a form specified by the Company that is signed by the Participant and an officer of the Company.

2.20 “Plan” means the Sterling Financial Corporation Change in Control Plan, which became effective on the date set forth in Section 5.10.

2.21 “Prorated Annual Bonus Award” means, for any fiscal year, the annual bonus award that the Participant would have received had the Participant remained employed for the entire fiscal year/performance period, but prorated based on the actual Base Salary paid to the Participant during such fiscal year for services rendered through the Effective Date of Termination. For the purposes of this definition, the Committee will not exercise its discretion as to the subjective portion of the annual bonus award, and any such subjective amount will be included in such annual bonus award.

2.22 “Release” means a release agreement approved by the Company that is effective after the Effective Date of Termination, which will require the Participant to waive and release: (1) all claims and rights directly or indirectly arising from his or her employment and the termination of that employment, including any and all claims under applicable state and federal laws, including but not limited to the Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), 42 U.S.C. § 1981, and any state law equivalents; (2) any claims under common law, contract, or regulation; and (3) any other claim or dispute that exists or may exist stemming from conduct or events arising or occurring prior to the time Participant signs the release. In releasing these claims against the Company and its Subsidiaries, Participant will also be releasing the officers, directors, stockholders, managers, affiliates, agents and representatives, successors and assigns of the Company and its Subsidiaries. The Participant will be advised to seek independent counsel and be given time to consider the terms of the release and the conditions of the Change in Control Benefits in accordance with federal law (see also Sections 3.4 and 3.5 of the Plan). If Participant signs the release, he or she will also be provided a revocation period in accordance with federal law during which the Participant may revoke the release. Notwithstanding the foregoing, it is not a condition for Change in Control Benefits that a Participant agree to waive any rights to benefits for worker’s compensation or unemployment compensation benefits; benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); any rights under state or federal law which may not be waived by a release agreement; or for any right to which Participant is vested under the employee benefit plans of the Company or its Subsidiaries; said claims shall be preserved. Also, it shall not be a condition for Change in Control Benefits that the Participant waive any claims which arise from events occurring after the execution of the release of claims.

2.23 “Subsidiary” means any entity in which the Company owns a controlling interest.

2.24 “Target Bonus Opportunity” means, for any fiscal year, the amount of money determined by multiplying the Participant’s bonus target percentage with respect to his or her annual bonus award by the Participant’s then Base Salary. For example, if the Participant’s Base Salary is $100,000.00 and the Participant’s bonus target percentage with respect to his or her annual bonus award is 25%, then the Participant’s Target Bonus Opportunity is $25,000.00.

2.25 “Termination of Employment” means a “separation from service” as defined under Code Section 409A.

3. ELIGIBLE PARTICIPANTS.

3.1 Designation of Eligibility. The Board or the Committee shall determine whether an employee is initially eligible as a Participant, whether that Participant retains that eligibility to receive Change in Control Benefits under this Plan and the level of Change in Control Benefits to which that Participant may become entitled as provided herein. Eligibility decisions shall be made by official action of the Board or the Committee, or the individual or subcommittee to whom a delegation is made by the Board or the Committee. Subject to Sections 3.2 and 3.3, eligibility shall be effective on the date established by the Board or the Committee. Participants who become ineligible shall be informed in writing and their Participation Agreement shall then be null and void. If a Participant is notified of ineligibility or termination of the Plan, such notice shall be effective on the first anniversary of the date that the Participant is notified of that decision. Each Participant must acknowledge and agree, by executing the Participation Agreement: (a) to certain non-competition, non-solicitation and confidentiality provisions; (b) that this Plan supersedes entirely any prior agreement, arrangement, plan or program for the payment of severance, salary continuation or the provision of other benefits in connection with a Change in Control; and (c) that Participant accepts the authority of the Board and the Committee under Article 5.

3.2 Notice of Eligibility. Except as otherwise specifically provided in a Participation Agreement, a Participant is eligible for Change in Control Benefits under this Plan only if, during the period (a) commencing on the earlier of (i) the occurrence of a Change in Control and (ii) public announcement of an intended or anticipated Change in Control, provided that such Change in Control actually occurs, and (b) ending on the date two years following a Change in Control, one of the following occurs:

A. Involuntary Separation from Service. The Participant has an Involuntary Separation from Service. In the event the Participant is eligible for Change in Control Benefits under this Plan, the Participant shall receive a Notice of Termination from the Company; or

B. Constructive Discharge. A Constructive Discharge condition occurs and the Participant terminates employment with the Company, pursuant to the procedures set forth herein. In the event a condition arises which may constitute a Constructive Discharge condition, the Participant shall provide a Notice of Constructive Discharge to the Company within 90 days of the initial existence of the Constructive Discharge. Upon receiving a Notice of Constructive Discharge, the Company shall be permitted a period of 30 days to remedy the condition. If such condition is not remedied, the Participant shall terminate his or her employment within 60 days of (a) providing the Notice of Constructive Discharge to the Company or (b) the Change in Control, whichever is later. In the event the Participant does not notify the Company within 90 days of the initial existence of the Constructive Discharge, or a Participant does not terminate his/her employment within 60 days of the later of giving notice to the Company or the Change in Control, the Constructive Discharge shall not be recognized as an Involuntary Separation From Service.

3.3 Acknowledgment and Release. Participants are eligible for Change in Control Benefits under this Plan only if, within 60 days after the Effective Date of Termination, or such later date as may be permitted by law for signing and revocation, but not in excess of 70 days, they have signed and not revoked a Release. In the event a Participant should fail to execute the Release within the above timeframe after the Effective Date of Termination, the Company shall not have any obligation to make the payments provided under this Plan. A Participant must also acknowledge in the Participation Agreement that the Change in Control Benefits must be repaid, and the payment of any future Change in Control Benefits, if any, will cease in the event that the Company determines, in its sole discretion, that the Participant has breached any post-employment obligations owed to the Company, including those set forth in any non-competition, non-solicitation and confidentiality provision signed by the Participant.

3.4 Release. The Company shall provide a Release to the Participant on or shortly after the Effective Date of Termination, and the Participant shall execute the Release within 60 days after the Effective Date of Termination, or such later date as may be permitted by law for signing and revoking the Release, but not in excess of 70 days. After the execution of the Release, without revocation, and the Company has made the payments referred to in Article 4, the Company shall have no further obligations under this Plan to the Participant. Once payments have been made under this Plan, the Company shall have no further severance obligations to the Participant, whether under another agreement or plan, and no additional severance will be payable in connection with the Participant’s Termination of Employment; provided however, that the payment of benefits hereunder shall have no impact on retirement-type benefits such as those accrued under any supplemental executive retirement plans, deferred compensation plans or other pension benefit plans in which the Participant also participates.

3.5 Restrictions on Payments by the Company. Anything in this Plan to the contrary notwithstanding, any Change in Control Benefits provided under this Plan are subject to and conditioned upon compliance with all applicable state and federal laws, rules and regulations, including, but not limited to, the following:

A. EESA/CPP/TARP Limitations and Waiver. To the extent that a Participant and the Company are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Plan must comply with EESA and if the making of any payment pursuant to the Plan would violate EESA or other applicable laws, or if the making of such payment, or accrual, may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program (“TARP”), the Capital Purchase Program (“CPP”), or to qualify for any other relief under EESA, such payment or accrual shall be prohibited and the affected Participants shall be deemed to have waived their rights to such payments or accruals. Participation Agreements shall provide that, if applicable, Participants will grant to the U.S. Department of the Treasury (“Treasury”) (or other body of the U.S. government) and to the Company a waiver in a form acceptable to the Treasury (or other applicable body of the U.S. government) and the Company releasing the Treasury (or such other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of the Plan that would not otherwise comply with the executive compensation and corporate governance requirements of EESA, other applicable laws, or any securities purchase agreement or other agreement entered into between the Company and the Treasury (or other body) pursuant to EESA.

B. Clawback & Offset. Any payments made under the Plan may be subject to forfeiture or repayment (such forfeiture or repayment a “clawback”), in the Plan Administrator’s sole discretion, if the payment is based on performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature. The Plan Administrator shall have authority to determine the amount of the payment that may be forfeited or subject to repayment and may determine, in its sole discretion, not to implement a clawback, unless the clawback is mandated by applicable laws. Unless otherwise paid back to the Company by the Participant, the Company shall have the right to offset the amount of the payment that is to be forfeited or repaid under this Section 3.5B against any current amounts due to the Participant, including, but not limited to, salary, incentive compensation, stock awards, severance, deferred compensation or any other funds due to the Participant from the Company.

C. Compliance with Banking Laws. Any payments made pursuant to this Plan shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder, and payments contemplated to be made by the Company pursuant to the Plan shall not be immediately payable to the extent such payments are barred or prohibited by an action or order issued to the Company or any of its Subsidiaries by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of San Francisco, the Washington State Department of Financial Institutions or such other applicable banking regulatory agency.

4. CHANGE IN CONTROL BENEFITS. Provided that the conditions of Article 3 are satisfied, a Participant shall be entitled to receive the payments and benefits specified in the Participation Agreement or as otherwise specified below. Unless otherwise specified in a Participation Agreement, payments shall commence within 60 days after the Effective Date of Termination, or such later date as may be permitted by law for signing and revoking the Release, but not in excess of 70 days.

4.1 Benefits and Benefit Payment. A Participant shall be eligible to elect COBRA continuation benefits as to medical, dental, and vision insurance benefits, and participation in the Employee Assistance Program as provided by applicable law. At the time payment is made, pursuant to the first paragraph of this Article 4, the Company shall also pay Participant a lump sum Benefit Payment equal to the length of the Change in Control Benefits Period, but not to exceed 18 months.

4.2 Outplacement Payment. In order to assist the Participant with his or her transition, the Participant shall be entitled to receive outplacement services at the level in place under the Company’s outplacement program in effect on the Effective Date of Termination.

4.3 Vested Benefits. All other benefits to which the Participant has a vested right, as of the Effective Date of Termination, shall be paid or provided according to the provisions of the governing plan or program.

4.4 Changes in Benefits. Any change to this Plan that alters the Change in Control Benefits described in this Article 4 or in the Participation Agreement shall take effect one year after that change is adopted by official action of the Board or the Committee. The previous sentence notwithstanding, this Plan may be modified and altered at any time in order to comply with applicable laws, rules and regulations, including applicable listing standards of any exchange on which the Company’s common stock is listed.

4.5 Tax Withholdings. All payments described herein or in the Participation Agreement shall be reduced by applicable withholdings and paid pursuant to the Company’s ordinary payroll practices. No interest shall accrue on any such payments.

4.6 Voluntary Limitation on Certain Excess Parachute Payments. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Participant so elects, the Committee shall reduce the Participant’s Change in Control Benefits to which the Participant would otherwise be entitled by such amount that the excise tax imposed by Code Section 4999 would not apply.

4.7 Section 409A Compliance. It is the Company’s intent that amounts paid under this Plan shall not constitute “deferred compensation” as that term is defined under Code Section 409A, and the regulations promulgated thereunder, because the amounts paid under this Plan are structured to comply with the “short-term deferral” exception to Code Section 409A. However, if any amount paid under this Plan is determined to be “deferred compensation” within the meaning of Code Section 409A and compliance with one or more of the provisions of this Plan would cause or would result in a violation of Code Section 409A, then such provision shall be interpreted or reformed in the manner necessary to achieve compliance with Code Section 409A, including but not limited to, the imposition of the six month delay in payment to any “specified employee” (as defined in Code Section 409A). All payments to be made upon a Termination of Employment under this Plan may only be made upon a “separation from service” under Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of a payment and where payment may occur in one year or the next, it shall be made in the second year.

5. ADMINISTRATION PROVISIONS.

5.1 Modification, Amendment or Termination. This Plan has been adopted by the Committee. Modifications or amendments to, or termination of, this Plan can occur only in writing through official action of the Board, the Committee, or a designee of the Board or the Committee. Any modifications or amendments to the Plan that adversely affect rights of Participants in the Plan shall not be effective until one year following the adoption of such modification or amendment. Any communications or other purported modifications to this Plan that have not been so adopted are void. Following a Change in Control, this Plan cannot be modified, amended or terminated, or the eligibility of a Participant revoked for two years following such Change in Control.

5.2 Claims and Appeals.

A. Filing Claims. Any Participant who believes he or she is entitled to Change in Control Benefits may file a claim for benefits with the Committee (or its designee).

B. Notification to Claimant. If a claim is wholly or partially denied, the Committee (or its designee) will furnish written or electronic notification (in accordance with Department of Labor Regulations Section 2520.104b-1(c)) of the decision to the Participant within 90 days of receipt of the claim in a manner calculated to be understood by the Participant. Such notification shall contain the following information:

1. the specific reason or reasons for the denial;

2. specific reference to pertinent Plan provisions upon which the denial is based;

3. a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

4. a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit claims for review, including a statement of the Participant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

If special circumstances require an extension of time for the Committee (or its designee) to process the claim, the 90-day period may be extended for an additional 90 days. Prior to the termination of the initial 90-day period, the Participant shall be furnished with a written or electronic notice setting forth the reason for the extension. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee (or its designee) expects to render the benefit determination.

C. Review Procedure. A Participant or his or her authorized representative may, with respect to any denied claim:

1. request a full and fair review upon a written application filed within 60 days after receipt by the claimant of written or electronic notification of the denial of his or her claim;

2. submit written comments, documents, records and other information relating to the claim for benefits; and

3. upon request, and free of charge, be provided reasonable access to and copies of documents and records and other information relevant to the claim for benefits.

Upon receipt of a timely, written application for review, the Committee (or its designee) shall undertake a review, taking into account all comments, documents, records and information submitted by the Participant relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination. If the Participant (or his or her duly authorized representative) fails to appeal the initial benefit determination to the Committee (or its designee) in writing within the prescribed period of time, then the Committee’s (or its designee’s) adverse determination shall be final, binding and conclusive.

Any request or submission must be in writing and directed to the Committee (or its designee). The Committee (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in light of its findings.

D. Decision on Review. The Committee (or its designee) will render a decision upon review no later than 60 days after receipt of the request for a review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Written notice specifying the circumstances requiring an extension will be furnished to the Participant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent provisions of the Plan on which the decision is based, including a statement of the Participant’s right to bring a civil action under ERISA section 502(a). If the decision on review is not furnished to the Participant within the time limits prescribed above, the claim will be deemed denied on review.

E. Exhaustion of Remedies. A Participant wishing to seek judicial review of an adverse benefit determination under this Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under ERISA section 502(a), within 1 year of the date the final decision on the adverse benefit determination on review is issued or should have been issued or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. A Participant may bring an action under ERISA only after he or she has exhausted the Plan’s claims and appeal procedures.

5.3 Administration. The Committee shall serve as the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Plan Administrator shall have full power and discretionary authority to determine eligibility for Change in Control Benefits and to construe the terms of the Plan, including, but not limited to, the making of factual determinations, the determination of all questions concerning benefits and procedures for claim review and the resolution of all other questions arising under the Plan. Change in Control Benefits under the Plan will be payable only if the Plan Administrator determines in the Plan Administrator’s discretion that the Participant is entitled to them. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of this Plan.

The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of this Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful. The Plan Administrator has discretionary authority to grant or deny benefits under this Plan. In no event shall a Participant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under this Plan have been complied with and exhausted.

5.4 Binding on Successors. This Plan shall be binding on the Company’s successors, including following a Change in Control.

5.5 No Assignment. Change in Control Benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Change in Control Benefits to be so subjected shall not be recognized, except to the extent required by law.

5.6 No Employment Rights. This Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan shall restrict the right of the Company to terminate the employment of any employee or other person at any time, for any reason and with or without notice or cause.

5.7 Plan Funding. No employee shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company. Any payment that becomes due under the Plan is an unfunded obligation and shall be paid from the general assets of the Company. No employee, officer, director or agent of the Company personally guarantees in any manner the payment of Change in Control Benefits.

5.8 Applicable Law. This Plan shall be governed and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and in the event that any reference shall be made to State law, the laws of the State of Washington shall apply, without regard to its conflicts of law provisions.

5.9 Severability. If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

5.10 Effective Date. This Plan shall take effect as of March 12, 2012.